Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194955) of Imperva, Inc. of our report dated April 21, 2014 relating to the financial statements of SkyFence Networks Ltd., which appears in the Current Report on Form 8-K/A of Imperva, Inc. dated April 21, 2014.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel
April 21, 2014